Exhibit 10.2

AMENDED AND RESTATED PROMISSORY NOTE
AND SECURITY AGREEMENT

THIS AMENDED AND RESTATED PROMISSORY NOTE AND SECURITY AGREEMENT (the “Restated Note”) is made and entered into this the 11th day of October, 2004 by and between Innovo Group Inc., a Delaware corporation (the “Company”) and Marc Crossman (“Crossman”).

WHEREAS, the Company has executed two promissory notes in favor of Crossman each for the principal sum of Two Hundred Fifty Thousand and No/100 ($250,000.00) Dollars, together with interest thereon as set forth in each Promissory Note dated February 7, 2003 and February 13, 2003, respectively, as extended on August 8, 2003 and August 14, 2003 for an additional six (6) months, respectively, and extended and modified on February 9, 2004 and February 15, 2004 for an additional ninety (90) days, respectively, (together, each of the promissory notes and extensions shall be referred to collectively as the “Promissory Notes”);

WHEREAS, since the expiration of the Promissory Notes on May 9, 2004 and May 15, 2004, respectively, the Company and Crossman have been in discussions regarding the terms of repayment for the Promissory Notes, as Crossman, in accordance with the terms of the Promissory Notes as amended, has elected not to renew said Promissory Notes and the Company has been in default of its interest payments thereunder; and

WHEREAS, in connection with the discussions between the Company and Crossman regarding terms of repayment, the Audit Committee of the Board of Directors of the Company have acknowledged, in the minutes of an Audit Committee meeting on October 8, 2004, that the terms of repayment, as set forth herein and as more fully described in the repayment schedule attached hereto as Schedule A, are in the best interest of the parties and that the Promissory Notes shall be deleted in their entirety and replaced with this Restated Note.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                       The Promissory Notes shall be deleted in their entirety and replaced with this Restated Note.

2.                                       Within three (3) days of execution of this Restated Note, the Company shall pay to Crossman the sum of $39,250.85, which represents unpaid and accrued interest and interest thereon at a default rate of 10% due under the original Promissory Notes until October 21, 2004.

3.                                       In addition to any payment under Section 2 or any other provision of this Restated Note, the Company shall pay to the order of Crossman the aggregate principal sum of

Five Hundred Thousand and No/100 ($500,000.00) Dollars (the “Principal Sum”), together with interest thereon as hereinafter set forth on the outstanding Principal Sum, payable without demand beginning on Friday, October 22, 2004 and thereafter on the Friday of each successive week and continuing for a period of nine (9) months (the “Term of Repayment”) until the Principal Sum is paid in full, as such payments are set forth more particularly on Schedule A attached hereto and incorporated herein (the “Payment Schedule” and each payment on the Payment Schedule shall be deemed a “Payment”).

4.                                       (a)  Except as set forth in subsection (b) of this Section 4, interest on the outstanding Principal Sum shall accrue at a rate of ten percent (10%) per annum (“Initial Rate”) and such accrued interest shall be payable in accordance with the Payment Schedule.  All interest accruing hereunder shall be calculated based upon a three hundred sixty five (365) days’ year and charged based upon the actual number of days elapsed.

(b)  In the event any Payment is not made when due and not cured within the period prescribed in Section 8(a), then (i) interest on the outstanding Principal Sum shall accrue at a rate of fourteen and three-quarters percent (14.75%) per annum (“Contingency Rate”), from and including such due date, and shall continue to accrue at the Contingency Rate until all outstanding principal and accrued and unpaid interest are paid in full, and (ii) the Company shall pay interest on the unpaid and accrued interest otherwise due under the Payment Schedule at the Contingency Rate until payment is made.  Except as provided otherwise in this Restated Note, payments made pursuant to this subsection (b) shall be applied first to any outstanding late charges, then to payment of interest, with any remaining payment applied to the outstanding Principal Sum.

(c)  The Company hereby waives and agrees not to assert any defense of usury with respect to any interest rate or amounts paid or payable pursuant to this Restated Note.

5.                                       This Restated Note may be prepaid at any time, in whole, or in part, without penalty or premium during the Term of Repayment.

6.                                       To the extent permissible under that certain Subordination Agreement executed by Crossman in favor of CIT Commercial Services dated April 11, 2003, the Company hereby grants a security interest in the following property (the “Collateral”) to Crossman in order to secure prompt payment and performance of all obligations of the Company under this Restated Note:  all goods, equipment, inventory, contract rights and general intangibles, now owned or hereafter acquired by the Company.

7.                                       An Event of Default shall occur upon any of the following:

(a)  Any failure by the Company to pay any amount owing under or in respect of this Restated Note as and when due;

(b)  Any breach by the Company of or under any term of this Restated Note;

(c)  Any change in ownership or control of fifty percent (50%) or more of the issued and outstanding common stock of the Company in one or a series of related transfers;

(d)  The Company sells, transfers, leases or otherwise disposes of substantially all of its assets;

(e)  The Company acquires, merges or consolidates with or into any other business organization and the shareholders of the Company do not own a majority of the ownership interest of the surviving organization; or

(f)  The Company becomes insolvent, is generally not paying its debts as such debts become due and the nonpayment of such debts has a material adverse effect on the Company, or suffers a material adverse change of financial condition.

8.                                       (a)                                  In the Event of Default, the Company shall have five (5) business days to cure such Event of Default from the receipt of written notice from Crossman of the Event of Default.

(b)                                 In the event that the Company fails to cure the Event of Default within five (5) business days after the date of receipt of written notice of such default from Crossman (such date to be defined as the “Non-cured Default Date”), Crossman may at his election, notwithstanding any other provision of this Restated Note, and without notice of his election and without demand, which the Company hereby expressly waives, do any one or more of the following, all of which are authorized by the Company:

(i)  Declare the outstanding Principal Sum and all accrued interest on this Restated Note immediately due and payable.  Upon such declaration, interest shall accrue on the outstanding Principal Sum and outstanding interest at the Contingency Rate from the date of the Event of Default until all principal and accrued and unpaid interest are paid in full;

(ii)  Exercise any or all of the rights given to a secured party under law, without notice to or demand upon the Company, all of which the Company hereby expressly waives.

9.                                       In addition to any other provision of this Restated Note, including the Contingency Rate set forth in Section 4(b), if any payment is not paid when due and not cured within the period prescribed in Section 8(a), the Company shall pay a sum equal to six (6) percent of the amount of the unpaid payment (“Late Charge”).  The Company and Crossman agree that actual damages will be extremely difficult and impracticable to ascertain if any payment is not paid when due, and that the late charge calculated pursuant to this Section are a reasonable estimate of Crossman’s anticipated loss.  Any Late Charge shall be immediately due and payable, and if not paid within fifteen (15) days, shall accrue interest at the Contingency Rate until paid in full.

10.                                 Except insofar as the waiver of applicable usury laws contained in Section 4 of this Restated Note is valid and enforceable, in no event shall the amount of interest or any other amount paid or agreed to be paid to Crossman exceed the highest lawful rate permissible under applicable usury laws.  If for any reason amounts payable under this Restated Note are deemed by a court of competent jurisdiction to involve the payment of interest in excess of the maximum amount permissible by law, then the obligation shall be reduced to the limit of such validity, and any amount received by Crossman in excess of the maximum rate shall be applied to reduce the unpaid Principal Sum of this Restated Note and not to the payment of interest.  Such application shall be made with the same force and effect as though the Company had specifically designated such sums to be applied to principal and Crossman had agreed to accept such sums for that purpose.

11.                                 Failure of the either party to exercise any rights hereunder or at law, or indulgence granted by the holder hereof from time to time, shall in no event be considered as a waiver of any other right hereunder, including, but not limited to the right to demand the payment of principal and/or interest comprising a portion of the indebtedness evidenced hereby.

12.                                 Any notice required to be given by the parties hereunder shall be deemed to be given if it is in writing and sent via fax, email, overnight courier or regular mail with confirmation of transmission to the following addresses:

If to Company:	Innovo Group Inc.
5804 East Slauson Avenue
Commerce, CA 90040
Attention: Jay Furrow, CEO
Fax: 323.201.3846
jfurrow@innovogroup.com

With a copy to:	Dustin Huffine, Esq.
5804 East Slauson Avenue
Commerce, CA 90040
Fax: 323.201.3846
dhuffine@innovogroup.com

If to Crossman:	Marc Crossman
2600 Mandeville Canyon Road
Los Angeles, CA 90049
mcrossman@innovogroup.com

With a copy to:	William J. Kelley
19200 Von Karman Avenue, Suite 600
Irvine, California 92612
Fax: (949) 622-5578
Email: wjk@kelleyandkelleylaw.com

13.                                 If it is necessary to enforce the payment of this Restated Note through an attorney or by suit, the Company shall pay all Crossman’s attorney’s fees and costs of collection, including, but not limited to court costs, court reporter’s charges, postage, delivery service and transportation costs.

14.                                 This Restated Note has been executed in the State of California and the laws of said State shall govern the enforcement and construction of this Restated Note.

IN WITNESS WHEREOF, the Company has caused this Restated Note to be executed as of the date first written above.

COMPANY:

INNOVO GROUP INC.

By:	/s/ Samuel J. Furrow, Jr.
Samuel J. Furrow, Jr.
Its:	Chief Executive Officer

/s/ Marc B. Crossman
Marc B. Crossman

Schedule A

Repayment